Exhibit 99.1

Bazaarvoice, Inc. Appoints Jim Offerdahl as Chief Financial Officer

AUSTIN, Texas, January 24, 2013 — Bazaarvoice, Inc. (Nasdaq:BV), a leading social and e-commerce software company, today announced that its board of directors has appointed Jim Offerdahl as the company’s Chief Financial Officer. Offerdahl succeeds Stephen Collins, who was appointed as Chief Executive Officer and President in November 2012. Offerdahl brings more than 25 years of financial and operational experience to the Bazaarvoice leadership team, including corporate finance, investor relations, mergers and acquisitions and sales. In his new role at Bazaarvoice, Offerdahl will lead all aspects of the company’s global financial operations.

Prior to joining Bazaarvoice, Offerdahl served as Chief Financial Officer of Austin-based Convio, Inc., a leading provider of on-demand constituent engagement solutions. During his time at Convio, Offerdahl guided the company through three acquisitions and an initial public offering in April 2010. His leadership helped grow the company from approximately $9 million in revenue in 2004 to more than $80 million in revenue in 2011, leading to the acquisition of Convio by Blackbaud, Inc. in May 2012.

“Jim’s financial management and operational expertise with high-growth companies is a huge asset for Bazaarvoice at a time when we are focused upon our continued expansion,” said Collins. “Jim shares not only our passion for performance-driven success but also our commitment to help our clients and their consumers forge deeper, more meaningful relationships through innovative social commerce solutions. With Jim as part of the Bazaarvoice team, we are better poised to grow our business and deliver high-value, complete solutions to our clients.”

Offerdahl’s track record of leading companies through periods of high growth extends to a range of high-profile C-level positions. In addition to Convio, he led successful initial public offerings as Chief Financial Officer of both Tivoli Systems, Inc. and Pervasive Software, Inc. Offerdahl also served as Chief Operating Officer of Pervasive Software, where he expanded the worldwide sales organization, and was Chief Executive Officer and President of Traq-Wireless, Inc.

“Bazaarvoice has already achieved impressive growth by investing in innovative technologies that help clients navigate a new era of global commerce to build their businesses,” said Offerdahl. “Above all, innovation creates the value proposition that any company offers to the market. As CFO, I look forward to helping Bazaarvoice’s growth by providing the operational structure to enable us to take full advantage of our SaaS platform, social content and market data, and to strengthen our near and long-term financial foundation.”

About Bazaarvoice

Bazaarvoice, a leading social and e-commerce software company, assists clients in bringing the voice of the customer to the center of business strategy. With over 2,000 clients globally, including over half of the Internet Retailer 500, over 20 percent of the Fortune 500 and over one-third of the Fortune 100, Bazaarvoice helps clients to leverage social data derived from online word of mouth content to increase sales, acquire new customers, improve marketing effectiveness, enhance consumer engagement across channels, increase success of new product launches, improve existing products and services, effectively scale customer support, decrease product returns and enable retailers to launch and manage on-site advertising solutions and site monetization strategies. This online word of mouth content can be syndicated across Bazaarvoice’s global network of client websites, shopper media sites and mobile devices, making the user-generated content that digital consumers trust accessible at multiple points of purchase. Headquartered in Austin, Texas, Bazaarvoice has offices in Amsterdam, London, Munich, New York, Paris, San Francisco, Stockholm and Sydney. For more information, visit www.bazaarvoice.com, read the blog atwww.bazaarvoice.com/blog, and follow on Twitter at www.twitter.com/bazaarvoice.

Bazaarvoice Investor Relations Contact:

Bazaarvoice Investor Relations

Seth Potter

ICR, Inc. on behalf of Bazaarvoice, Inc.

(646) 277-1230

seth.potter@icrinc.com

Media Contact:

Matt Krebsbach

Bazaarvoice, Inc.

(512) 551-6612

matt.krebsbach@bazaarvoice.com

Emily Brady

Brady PR on behalf of Bazaarvoice, Inc.

(650) 692-6107

emily@bradypr.com